UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 8, 2009

AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 SOUTH PRICE ROAD
CHANDLER, AZ 85286
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On October 8, 2009, KyuHyun Kim, resigned as President of Amkor Technology Korea and Head of Amkor’s Worldwide Manufacturing Operations.
As part of the company’s management succession plan, JooHo Kim has assumed the positions formerly held by KyuHyun Kim. JooHo Kim is the brother of James J. Kim, the company’s Executive Chairman.
(e) In connection with KyuHyun Kim’s separation from the company described above, the company entered into a Separation Agreement and Release with Mr. Kim (the “Agreement”). Under the Agreement, the company made a one-time lump sum payment to Mr. Kim totaling Korean Won 3,167,222,223 (approximately $2.6 million). The total amount consists of Korean Won 2,687,222,223 (approximately $2.2 million) accrued and payable under the Amkor Technology Korea severance plan, and an additional severance amount of Korean Won 480,000,000 (approximately $400,000), equal to twelve (12) months’ base salary for Mr. Kim. Under the Agreement, Mr. Kim has agreed that for the period following separation and ending on December 31, 2010 he will not engage in any business or provide employment or consulting services to another party which would compete with the company’s business, or solicit the company’s employees. The Agreement also contains a release of claims in favor of the company.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
A copy of the Agreement is filed herewith as Exhibit 99.1.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2009	Amkor Technology, Inc.

/s/ Gil C. Tily Gil C. Tily
Executive Vice President & Chief
Administrative Officer